Trust I:

Sub-Item 77C and Sub-Item 77D
The JPMorgan Managed Income Fund (the “Fund”) adopted a policy to concentrate its investments in the banking industry. The matter was submitted to the Fund’s sole shareholder and approved on November 19, 2010.